EXHIBIT 2.7
                            ASSET PURCHASE AGREEMENT

         Agreement entered into as of December 29, 1998 by and between Herbal Health Products, Inc., a Florida corporation (the "BUYER"), and Gerald Schmoling (the "SELLER"). The Buyer and the Seller are referred to collectively herein as the "PARTIES."

         This Agreement contemplates a transaction in which the Buyer will purchase certain of the assets of Seller and assume certain of the liabilities of the Seller.

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

          1.   DEFINITIONS.

         "ACQUIRED ASSETS" means all right, title, and interest in and to all of the assets described in Schedule 1.1 hereto.

         "AFFILIATE" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

         "ASSUMED LIABILITIES" means the liabilities described in Schedule 1.2 hereto.

         "BASIS" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

         "BUSINESS" means the sale and delivery of nutritional products under the Vitality Systems, Vitality Pet and Vitality Health Systems trade names.

         "BUYER" has the meaning set forth in the preface above.

         "CLOSING" has the meaning set forth in ss. 2(d) below.

         "CLOSING DATE" means the date of this Agreement.

         "COMMON STOCK" means common stock, $.01 par value of Dynamic.

         "CODE" means the Internal Revenue Code of 1986, as amended.

         "DISCLOSURE SCHEDULE" has the meaning set forth in ss. 3 below.

         "DYNAMIC" means Dynamic Health Products, Inc., a Florida corporation.
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         "ENVIRONMENTAL, HEALTH, AND SAFETY LAWS" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

         "INTELLECTUAL PROPERTY" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names (including without limitation the names "Vitality Systems," "Vitality Pet," and "Vitality Health Systems" with and without additional words), together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (d) all computer software (including data and related documentation), (e) all other proprietary rights, and (f) all copies and tangible embodiments thereof (in whatever form or medium), in all cases, used by Seller or Nutrapro in the operation of the Business.

         "KNOWLEDGE" - Seller will be deemed to have "Knowledge" of a particular fact or other matter if: (a) Seller is actually aware of such fact or other matter; or (b) a prudent individual would be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

         "LIABILITY" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

         "NUTRAPRO" means Nutrapro, Inc., a Colorado corporation.

         "PARTY" has the meaning set forth in the preface above.

         "PERSON" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).
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         "SECURITY INTEREST" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, OTHER THAN liens for Taxes not yet due and payable.

         "SELLER" has the meaning set forth in the preface above.

         "TAX" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

         2.       BASIC TRANSACTION.

         (a) PURCHASE AND SALE OF ASSETS. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets at the Closing in return for $18,309.45, and 32,243 shares of common stock to be issued by Dynamic.

         (b) ASSUMPTION OF LIABILITIES. On and subject to the terms and conditions of this Agreement, the Buyer agrees to assume and become responsible for all of the Assumed Liabilities at the Closing. The Buyer will not assume or have any responsibility, however, with respect to any other obligation or Liability of the Seller or of Nutrapro not included within the definition of Assumed Liabilities.

         (c) LIABILITIES RETAINED BY SELLER. The Seller and the Buyer acknowledge that notwithstanding anything to the contrary contained in this Agreement and regardless of any disclosure to the Buyer, except as expressly set forth in Section 2(b) hereof, the Buyer shall not assume, and shall have no obligation to discharge, perform, fulfill or otherwise satisfy, any liabilities or obligations of the Seller or any of its Affiliates of any nature whatsoever, including, but not limited to, any liabilities or obligations relating to or arising out of Nutrapro's or the Seller's operation of the Business at any time (including but not limited to, liabilities or obligations in respect of any employee or customer) in any jurisdiction, Nutrapro's or the Seller's ownership or use of the Acquired Assets or any Excluded Assets at any time, any liabilities or obligations otherwise relating to the operation of the Business (including, but not limited to, any earnings or accrued benefits or severance payments to any employees or liabilities relating to the termination of any agreements, taxes, real property or personal property leases or other arrangements), or any trade payables or other accounts payable owing by or incurred by Nutrapro, the Seller or any of their agents or Affiliates at any time (collectively, the "Excluded Liabilities"). Notwithstanding anything to the contrary contained in this Agreement, the Seller hereby covenants and agrees fully and in a timely manner, to discharge, perform, fulfill and satisfy each and every foregoing Excluded Liability.

         (d) THE CLOSING. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall take place simultaneously with the execution hereof by the parties.
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         (e) DELIVERIES AT THE CLOSING. At the Closing in addition to the documents provided for herein, (i) the Seller shall deliver to the Buyer the various certificates, instruments, and documents referred to in ss. 5(a) below and (ii) the Buyer shall deliver to the Seller $18,309.45 by check drawn on the account of Buyer, and the various certificates, and documents referred to in ss. 5(b) below.

         3. REPRESENTATIONS AND WARRANTIES OF THE SELLER. The Seller represents and warrants to the Buyer that the statements contained in this ss. 3 are correct and complete as of the date of this Agreement, except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "DISCLOSURE SCHEDULE"). The Disclosure Schedule is arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this ss. 3.

         (a) ORGANIZATION OF THE SELLER. Nutrapro is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

         (b) AUTHORIZATION OF TRANSFER OF ACQUIRED ASSETS. Nutrapro had full power and authority (including full corporate power and authority) to transfer the Acquired Assets to Seller. Without limiting the generality of the foregoing, the board of directors and the shareholders of Nutrapro duly authorized and approved the transfer of the Acquired Assets to Seller.

         (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in ss. 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Seller is subject (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Seller is a party or by which he is bound or to which any of the Acquired Assets is subject (or result in the imposition of any Security Interest upon any of the Acquired Assets). The Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in ss. 2 above).

         (d) BROKERS' FEES. The Seller has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

         (e) TITLE TO ASSETS; BOOK VALUE. The Seller has good and marketable title to all of the Acquired Assets, free and clear of any Security Interest or restriction on transfer. The Acquired Assets have a book value of at least $161,219.

         (f) FINANCIAL STATEMENTS. Seller has delivered to Buyer the following financial statements of Nutrapro (the "Financial Statements"): unaudited balance sheets and statements of
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profit and loss for the ten months ended October 31, 1998. The Financial
Statements (including the Notes thereto) have been prepared in accordance with GAAP applied on a consistent Basis throughout the period covered thereby, present fairly the financial condition of the Nutrapro as of such date and the results of operations of Nutrapro for such period, are correct and complete, and are consistent with the books and records of Nutrapro (which books and records are correct and complete).

         (g) LEGAL COMPLIANCE. Nutrapro and Seller have complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against Nutrapro or Seller alleging any failure so to comply.

         (h) TAX MATTERS.

                  (i) The Seller and Nutrapro have filed all Tax Returns that they were required to file. All such Tax Returns were correct and complete in all respects. All Taxes owed by the Seller and all taxes owed by Nutrapro (whether or not shown on any Tax Return) have been paid. No claim has ever been made by an authority in a jurisdiction where Nutrapro does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no Security Interests on any of the assets of Nutrapro that arose or will arise in connection with any failure (or alleged failure) to pay any Tax.

                  (ii) The Seller and Nutrapro have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

                  (iii) Seller does not have any reason to believe that any authority might assess against Seller or Nutrapro any additional Taxes for any period for which Tax Returns have been filed.

         (i) INTELLECTUAL PROPERTY.

                  (i) The Seller owns all Intellectual Property necessary or desirable for the operation of the Business as conducted by Nutrapro prior to the transfer by Nutrapro to Seller of the Acquired Assets. Each item of Intellectual Property owned by Nutrapro in its operation of the Businesses immediately prior to its sale of the Acquired Assets to Seller will be owned by the Buyer immediately subsequent to the Closing hereunder. Nutrapro has taken all necessary and desirable action to maintain and protect each item of Intellectual Property included in the Acquired Assets.

                  (ii) Neither Seller nor Nutrapro has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and neither Seller nor any of the directors and officers (and employees with responsibility for intellectual Property matters) of Nutrapro have ever received any charge, complaint, claim, demand, or notice alleging any such interference, infringement,

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         misappropriation, or violation (including any claim that Nutrapro must license or refrain from using any Intellectual Property rights of any third party). No third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights included in the Acquired Assets.

                  (iii) ss. 3(k)(iii) of the Disclosure Schedule identifies each registration which has been issued to Nutrapro or the Seller with respect to any of the Intellectual Property, identifies each application for registration which Nutrapro or the Seller has made with respect to any of the Intellectual Property, and identifies each license, agreement, or other permission which Nutrapro or the Seller has granted to any third party with respect to any of the Intellectual Property (together with any exceptions). The Seller has delivered to the Buyer correct and complete copies of all such registrations, applications, licenses, agreements, and permissions (as amended to date) and has made available to the Buyer correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. ss. 3(k)(iii) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by Nutrapro or the Seller in connection with the Businesses. With respect to each item of Intellectual Property required to be identified in ss. 3(k)(iii) of the Disclosure Schedule:

                           (A) the Seller possess all right, title, and interest
                  in and to the item, free and clear of any Security Interest, license, or other restriction;

                           (B) the item is not subject to any outstanding
                  injunction, judgment, order, decree, ruling, or charge;

                           (C) no action, suit, proceeding, hearing,
                  investigation, charge, complaint, claim, or demand is pending or, to the Knowledge of Seller is threatened which challenges the legality, validity, enforceability, use, or ownership of the item;

                           (D) neither Nutrapro nor the Seller has ever agreed
                  to indemnify any Person for or against any interference, infringement, misappropriation, or other conflict with respect to the item; and

                           (E) with respect to the "Vitality Systems," "Vitality
                  Pet," and Vitality Health Systems" names, prior to the transfer to Seller, Nutrapro used such names continuously since prior to 1993 to offer and sell products in the United States.

                  (iv) The Buyer will not interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any intellectual property rights of third parties as a result of the continued operation of the Businesses as conducted by Nutrapro and Seller.

         (j) TANGIBLE ASSETS. The Acquired Assets include all tangible assets necessary for the conduct of the Businesses as conducted by Nutrapro. Each such tangible asset is free from defects (patent and latent), has been maintained in accordance with normal industry practice, is in

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good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

         (k) INVENTORY. The inventory included in the Acquired Assets consists of raw materials, finished goods, labels and packaging, all of which is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective.

         (l) CONTRACTS. ss. 3(n) of the Disclosure Schedule lists the following contracts and other agreements to which Nutrapro or Seller is a Party and which relates to the Business:

                  (i) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $5,000 per annum;

                  (ii) any agreement (or group of related agreements) for the purchase or sale of products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss to any of the Seller and its Subsidiaries, or involve consideration in excess of $5,000;

                  (iii) any agreement concerning a partnership or joint venture;

                  (iv) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation or under which it has imposed a Security Interest on any of its assets, tangible or intangible;

                  (v) any agreement concerning confidentiality or noncompetition;

                  (vi) any agreement under which the consequences of a default or termination could have an adverse effect on the Business or future prospects of the Business; or

                  (vii) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $5,000.

The Seller has delivered to the Buyer a correct and complete copy of each written agreement listed in ss. 3(n) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in ss. 3(n) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable, and in full force and effect; (B) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in ss. 2 above); (C) no Party is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) no Party has repudiated any provision of the agreement.
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         (m) NOTES AND ACCOUNTS RECEIVABLE. All notes and accounts receivable of the Seller are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, are current and collectible, and will be collected in accordance with their terms at their recorded amounts, subject to the reserve for bad debts set forth on the face of the Financial Statements as subject to normal returns and credits consistent with Seller's and Nutrapro's prior operating history.

         (n) POWERS OF ATTORNEY. There are no outstanding powers of attorney executed on behalf of Nutrapro or the Seller relating to the Business.

         (o) LITIGATION. sS. 3(q) of the Disclosure Schedule sets forth each instance in which Nutrapro or the Seller (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a Party or, to the Knowledge of the Seller is threatened to be made a Party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in ss. 3(q) of the Disclosure Schedule could result in any adverse change in the Business, financial condition, operations, results of operations, or future prospects of the Business. The Seller has no reason to believe that any such action, suit, proceeding, hearing, or investigation may be brought or threatened.

         (p) PRODUCT WARRANTY. With respect to the Business, each product sold or delivered by Nutrapro and the Seller has been in conformity with all applicable contractual commitments and all express and implied warranties, and neither Nutrapro nor the Seller has any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against either of them giving rise to any Liability) for replacement thereof or damages in connection therewith. No product sold or delivered by Nutrapro or the Seller is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale. ss. 3(r) of the Disclosure Schedule includes copies of the standard terms and conditions of sale for Nutrapro and the Seller (containing applicable guaranty, warranty, and indemnity provisions).

         (q) PRODUCT LIABILITY. Neither Nutrapro nor the Seller has any Liability (and there is no Basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any of them giving rise to any Liability) arising out of any injury to individuals or property as a result of the consumption, possession, or use of any product of the Business sold or delivered by Nutrapro or the Seller.

         (r) ENVIRONMENT, HEALTH, AND SAFETY. Each of Nutrapro, the Seller, and their respective predecessors and Affiliates has complied with all Environmental, Health, and Safety Laws, and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply. Without limiting the generality of the preceding sentence, each of Nutrapro, the Seller, and their respective predecessors and Affiliates has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations which are required under, and

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has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all Environmental, Health, and Safety Laws.

         (s) INSOLVENCY. No filing of a voluntary or involuntary petition in bankruptcy has been made by or against Nutrapro or the Seller or any Affiliates of the Seller, and neither Nutrapro, the Seller nor any of their Affiliates is contemplating the making of any such filing. Neither Nutrapro nor the Seller has admitted in writing its inability to pay its or his debts generally as they become due. No receiver, trustee, assignee, liquidator, sequestrator or similar official of Nutrapro or the Seller or of all or any substantial portion of its or his assets or any of its or his properties has been appointed in any proceeding brought against Nutrapro or the Seller, nor has any such official been applied for, and neither Nutrapro, the Seller nor any of its Affiliates is contemplating the appointment or application for the same. Neither Nutrapro nor the Seller has made, nor does either of them contemplate that they will make, any assignment for the benefit of any of its or his creditors, and neither Nutrapro nor the Seller has entered into nor are Nutrapro or Seller contemplating the entering into, any agreement of composition with any of its or his creditors. Neither Nutrapro nor the Seller is insolvent or unable to pay its or his debts as they become due.

         (t) USE OF NAME. From and after the date hereof, Nutrapro, the Seller and its and his Affiliates and agents shall cease to use the name Vitality Systems, Vitality Pet and Vitality Health in any form or combination.

         (u) DISCLOSURE BY SELLER. The representations and warranties contained in this ss. 3 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this ss. 3 not misleading.

         (v) DISCLOSURE TO SELLER. Seller acknowledges that he has received copies of all Forms 10-K and 10-Q filed by Dynamic with the Securities and Exchange Commission and a copy of Dynamic's Information Statement dated July 21, 1998, that he has been given an opportunity to ask questions of and receive answers from Dynamic with respect to Dynamic's business, financial condition, management and any other relevant matters. Seller has not requested any additional information from Dynamic and has made his decision to accept the Common Stock and the Option in reliance solely upon the foregoing documents. Seller has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of an investment in the Common Stock and is able to bear the economic risk of such investment for an indefinite period of time. Seller understands that the Common Stock to be received by Seller is restricted and that Seller is acquiring the Common Stock without the expectation or desire of a resale or distribution with respect thereto and has no need for liquidity with respect to the Common Stock. Seller recognizes that an investment in the Common Stock involves risks and that he may not be able to sell or dispose of the Common Stock readily. Seller understands that the Certificates evidencing the shares of Common Stock will bear a restrictive legend providing that they may not be transferred in the absence of an opinion of counsel satisfactory to Dynamic that a transfer may be made without registration under the Securities Act of 1933 and also referring to the rights of set-off provided for in this Agreement. Seller is familiar with the

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resale requirements of Rule 144 of the Securities and Exchange Commission and
understands that one of those requirements is a holding period of one or two years.

         4. REPRESENTATIONS AND WARRANTIES OF THE BUYER. The Buyer represents and warrants to the Seller that the statements contained in this ss. 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss. 4).

         (a) ORGANIZATION OF THE BUYER. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

         (b) AUTHORIZATION OF TRANSACTION. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions.

         (c) NONCONTRAVENTION. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in ss. 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a Party or by which it is bound or to which any of its assets is subject. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in ss. 2 above).

         (d) BROKERS FEES. The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Seller could become liable or obligated.

         5.       DOCUMENTS DELIVERED AT CLOSING.

         (a) DOCUMENTS DELIVERED BY SELLER. At the Closing, the Seller shall deliver to the Buyer the following:

                  (i) a bill of sale dated the Closing Date in form and substance acceptable to the Buyer whereby the Seller transfers to the Buyer all of the Seller's right, title and interest in and to the Acquired Assets (the "Bill of Sale");

                  (ii) a trademark assignment dated the Closing Date in form and substance acceptable to Buyer, whereby the Seller assigns to the Buyer all of the Seller's right, title

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         and interest in and to all trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith (the "Trademark Assignment"); and

                  (iii) such other documents as are required by Buyer.

The Buyer may waive any condition specified in this ss. 6(a) if it executes a writing so stating at or prior to the Closing.

         (b) DOCUMENTS TO BE DELIVERED BY BUYER. At the Closing, Buyer shall deliver to Seller a written assumption of the Assumed Liabilities and an Employment Agreement between Buyer and Seller. A certificate evidencing 32,243 shares of Common Stock will be delivered to Seller within a reasonable time after the Closing.

         6.       INDEMNIFICATION.

         (a) INDEMNIFICATION BY SELLER. From and after the Closing, the Seller agrees to indemnify, defend and hold harmless Buyer its affiliates and their respective officers, directors, stockholders, agents, insurers, representatives and employees (the "Buyer Indemnitees") from and against, and pay or reimburse the Buyer Indemnitees for, any and all claims, actions, proceedings, demands, obligations, fines, deficiencies, costs, losses, damages or liabilities (including, but not limited to, reasonable attorneys' fees incurred in the investigation or defense of any of the same or in asserting any of their respective rights hereunder, interest and any penalties) (collectively, "Losses" and individually, a "Loss"), whether or not resulting from any third party claims incurred or suffered by any of the Buyer Indemnitees arising out of, with respect to or in connection with:

                  (i) the breach of any representation or warranty made by, or any breach or nonfulfillment of any covenant, agreement or obligation of, the Seller in, pursuant to, or under this Agreement or in the schedules or exhibits attached hereto or any document delivered pursuant hereto; or

                  (ii) any claim made against any Buyer Indemnitee with respect to any matter relating to or arising out of the ownership, possession, use or operation of (i) any Acquired Assets on or prior to the Closing Date, or (ii) any Excluded Assets or Excluded Liabilities at any time.

         (b) RIGHT OF SET-OFF AND CANCELLATION. Upon notice to Seller specifying in reasonable detail the basis for such cancellation, Buyer may set-off any amount to which Buyer may be entitled to under this Section 6 against the shares of Common Stock of Dynamic (and any shares of Common Stock of Dynamic to which Seller is entitled pursuant to the exercise, in whole or in part, of the Option provided for in Section 2(a) hereof) by canceling that number of shares or fractional shares of such Common Stock equal in value (at the time of such claim) to the amount of such claim. Neither the exercise nor the failure to exercise such right of set-off and cancellation will constitute an election of remedies or limit Seller in any manner in the enforcement of any other remedies that may be available to it.

         (c) INDEMNIFICATION BY BUYER. From and after the Closing, Buyer agrees to indemnify, defend and hold harmless Seller from and against, and pay or reimburse the Seller for, any and all claims, actions, proceedings, demands, obligations, fines, deficiencies, costs, losses, damages or liabilities (including, but not limited to, reasonable attorney's fees incurred in the investigation or defense of any of the same or in asserting any of his rights hereunder, interest and any penalties) (collectively, "Losses" and individually, a "Loss") whether or not resulting from any third party claims, incurred or suffered by the Seller arising out of, with respect to or in connection with:

                  (i) the breach of any representation or warranty made by, or any breach or nonfulfillment of any covenant, agreement or obligation of, Buyer in, pursuant to, or under this Agreement or in the schedules or exhibits attached hereto; or

                  (ii) any claim made against the Seller with respect to any matter relating or arising out of the ownership, possession, use or operation of (a) any Acquired Assets after the Closing Date or (b) any Assumed Liabilities.

         7. MISCELLANEOUS.

         (a) SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All of the representations and warranties of the Parties contained in this Agreement shall survive the Closing hereunder.

         (b) PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of the other Party; PROVIDED, HOWEVER, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure).

         (c) NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         (d) ENTIRE AGREEMENT. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

         (e) SUCCESSION AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; PROVIDED, HOWEVER, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

         (f) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         (g) HEADINGS. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         (h) NOTICES. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

        IF TO THE SELLER:

        Gerald Schmoling
        16511 Blemheim Drive
        Lutz, FL 33549

        IF TO THE BUYER:                    COPY TO:

        Jugal K. Taneja                     Philip M. Shasteen, Esq.
        5770 Roosevelt Blvd., Suite 700     100 N. Tampa St., Suite 1800
        Clearwater, FL  33760               Tampa, FL  33602
        Phone: (813) 524-3227               Phone: (813) 225-2500

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         (i) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

         (j) AMENDMENTS AND WAIVERS. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. The Seller may consent to any such amendment at any time prior to the Closing with the prior authorization of its board of directors. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         (k) SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         (l) EXPENSES. Each of the Buyer and the Seller, will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         (m) CONSTRUCTION. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation. Nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with particularity and describes the relevant facts in detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

         (n) INCORPORATION OF EXHIBITS AND SCHEDULES. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         (o) SPECIFIC PERFORMANCE. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter (subject to the provisions set forth in ss. 8(p) below), in addition to any other remedy to which it may be entitled, at law or in equity.

         (p) SUBMISSION TO JURISDICTION. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Pinellas County, Florida, and any federal court sitting in Hillsborough County, Florida in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.
                                           HERBAL HEALTH PRODUCTS, INC.,
                                           a Florida corporation

                                           By: /s/ PAUL SANTOSTASI
                                               ---------------------------------
                                               Paul Santostasi as Vice President
                                               ---------------    --------------
                                               /s/ GERALD SCHMOLING
                                               --------------------------------
                                               Gerald Schmoling

                                  SCHEDULE 1.1
                                     ASSETS

         All right, title, and interest in and to all of the assets of the Business (as defined in the Asset Purchase Agreement), including all (a) tangible personal property (such as equipment, inventories of supplies, finished goods and furniture), including all of the inventory of the Business, (b) Intellectual Property (as defined in the Asset Purchase Agreement), goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdiction,
(c) agreements, contracts and rights thereunder, (d) accounts, notes, and other receivables, which shall include accounts receivable in the amount of at least $69,076.68, (e) claims, deposits, prepayments, refunds, causes of action, chooses in action, rights of recovery, rights of set off, and rights of recoupment (including any such item relating to the payment of Taxes), (f) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, and (g) books, records, ledgers, files, documents, correspondence, lists, advertising and promotional materials, studies, reports, and other printed or written materials.

         Without limiting the generality of the foregoing, the term "Acquired Assets" shall include: (1) all customer and supply lists; (2) labels, finished product and marketing and promotional materials; (3) cash of approximately $3,000 in Tampa bank accounts relating to the business; (4) all accounts receivables on the books of the Business in Tampa as of the date hereof; (5) all office equipment and machinery of the Business located in Tampa; (6) one Prodigy Max (SN 97364024) label printer; and (7) and the property listed on the attached inventory and list of assets, Seller's interest in Charter One truck lease.

                                    VITALITY
                          ASSET DEPRECIATION SCHEDULE
                                      1998


DESCRIPTION              IN SERVICE     LIFE       COST        ACCUM DEP     BOOK VALUE
-----------              ----------     ----    ---------      ---------     ----------
Desks                     08/28/97       5      $   921.00     $   199.55    $   721.45
Computer P5-120           06/24/96       5      $ 2,775.00     $ 1,248.75    $ 1,526.25
Epson Scanner             06/24/96       5      $   356.00     $   160.20    $   195.80
Office Furniture          06/30/95       5      $ 2,225.00     $ 1,446.25    $   778.75
Paper Folder              06/30/95       5      $   538.00     $   349.70    $   188.30
Metal Shelving            01/30/97       5      $   470.00     $   156.67    $   313.33
Microwave                 04/12/97       5      $   130.00     $    36.83    $    93.17
Office Furniture-chair    05/09/97       5      $   191.00     $    50.93    $   140.07
Refrigerator              05/24/97       5      $   275.00     $    73.33    $   201.67
Phones                    05/19/97       5      $   453.00     $   120.80    $   332.20
Konica Copier             03/19/96       5      $ 2,350.00     $ 1,135.83    $ 1,214.17
HP 6P Printer             04/23/97       5      $   806.00     $   228.37    $   577.63
Laptop Computer           03/31/97       5      $ 1,700.00     $   510.00    $ 1,190.00
Computer Uptech           09/22/97       5      $ 1,654.00     $   385.37    $ 1,295.63
Computer Equipment        06/26/97       5      $   712.00     $   178.00    $   534.00
Computer GW2000           11/17/97       5      $ 2,113.00     $   422.60    $ 1,690.40
Dodge P/U Truck           12/20/96       5      $24,503.00     $ 9,392.82    $15,110.18
Shipping Equipment        06/30/95       5      $ 2,000.00     $   900.00    $ 1,100.00
Display Booth             01/09/98       5      $ 5,651.00     $   941.83    $ 4,709.17
Label Printer             02/13/98       5      $ 3,807.00     $   571.05    $ 3,235.95
Computer CTS              03/15/97       5      $ 1,250.00     $   375.00    $   875.00
Fax Machine               06/15/98       5      $   350.00     $    23.33    $   326.67
Epson Color Printer       01/09/97       5      $   385.00     $   128.33    $   256.67
Mixer                     09/09/95       5      $   490.00     $   294.00    $   196.00
Nikkon Camera             09/13/96       5      $   247.00     $    98.80    $   148.20
Label Printer             04/16/98       5      $ 3,807.00     $   444.15    $ 3,362.85
Fork Lift (ACR-1586)      12/14/98       5      $   600.00     $     0.00    $   600.00
Dock Plate                12/14/98       5      $    50.00     $     0.00    $    50.00
Pallet Jack (346)         12/14/98       5      $   100.00     $     0.00    $   100.00
Large Cubicle             12/14/98       5      $   300.00     $     0.00    $   300.00
Round Table               12/14/98       5      $    50.00     $     0.00    $    50.00
Chairs Stacking (6)       12/14/98       5      $    60.00     $     0.00    $    60.00
Norstar Phone 7324        12/14/98       5      $   125.00     $     0.00    $   125.00
Norstar Phone 7208 (4)    12/14/98       5      $   300.00     $     0.00    $   300.00
Wing Back Chairs (2)      12/14/98       5      $    80.00     $     0.00    $    80.00
Bunn Coffee Center        12/14/98       5      $   100.00     $     0.00    $   100.00
Printer Table             12/14/98       5      $    15.00     $     0.00    $    15.00
Secretary Chair           12/14/98       5      $    40.00     $     0.00    $    40.00
   TOTAL                                        $61,979.00     $19,845.50    $42,133.50

                                  SCHEDULE 1.2
                               ASSUMED LIABILITIES
Buyer will assume:

1.   trade payables of the Business in the amount of $67,879.63.
2. Remaining balance due on Promissory Note dated November 30, 1998 in the original principal balance of $34,286.17 payable by Seller to Oskar Schmoling.
3.   Payments due under Charter One truck lease.
4.   Payments due under Berthel-Fisher display case lease.